Press Release

Contacts:

Investors:	Stephen Forsyth	203-573-3863
Media:	Mary Ann Dunnell	203-573-3034

Chemtura Reports 2007 Second Quarter Results

MIDDLEBURY, CT — August 2, 2007 - Chemtura Corporation (NYSE: CEM; the “Company”) reported a net loss of $2 million, or $0.01 per share, for the second quarter of 2007 and net earnings on a non-GAAP basis of $43 million, or $0.18 per share.

The net loss for the quarter includes a loss from continuing operations of $30 million, or $0.12 per share; income from discontinued operations of $3 million, or $0.01 per share; and gain on the sale of a discontinued operations of $25 million, or $0.10 per share.  On a non-GAAP basis, net earnings include income from continuing operations of $40 million, or $0.17 per share and income from discontinued operations of $3 million, or $0.01 per share.

The discussion below includes information on both a GAAP and non-GAAP basis.  The Company has presented the non-GAAP financial information because management uses non-GAAP information internally to evaluate and manage the performance of the Company’s operations, and believes that the non-GAAP financial information provides useful information to investors.  A reconciliation of the GAAP and non-GAAP financial information has been provided in the supplemental schedules included in this release.

The following is a summary of the second quarter results:

(In millions, except per share data)	Second quarter
	2007	2006	% change
Net sales	$1,059	$971	9%
Operating profit	$5	$47	(89%)
Loss from continuing operations	$(30)	$(3)	NM
Loss per share from continuing operations	$(0.12)	$(0.02)	NM
Earnings per share from discontinued operations	$0.01	$0.02	(50%)
Per share gain from sale of a discontinued operation	$0.10	$—	NM
Net loss per share	$(0.01)	$—	NM

NM = Not Meaningful

The following is a summary of the second quarter ended June 30, 2007 results on a non-GAAP basis as compared with the same quarter in 2006 results on a non-GAAP basis.

(In millions, except per share data)	Second quarter
	2007	2006	% change
Net sales	$1,059	$971	9%
Operating profit	$93	$102	(9%)
Earnings from continuing operations	$40	$46	(13%)
Earnings per share from continuing operations	$0.17	$0.19	(11%)
Earnings per share from discontinued operations	$0.01	$0.02	(50%)
Net earnings per share	$0.18	$0.21	(14%)

“Our second quarter results reflect numerous positives:  record earnings for Consumer Products despite a slowdown at the end of the quarter; outstanding performance for Crop Protection despite legacy bad debt issues in Latin America related to prior growing seasons; continued sequential improvement in Polymer Additives; and excellent performance from our Kaufman Holdings (“Kaufman”) businesses in the first full quarter since we acquired them at the end of January,” said Robert Wood, Chairman and CEO.

“The impact of the bad debt provision, the transitional impacts from the carve-out and sale of the EPDM business, and the higher than normal non-GAAP tax provision rate served to reduce our non-GAAP earnings in the quarter by more than $0.02 per share.

“As we indicated in the first quarter conference call, we expected to begin to see the benefits of our efforts over the last three years.  This quarter’s results are the first evidence of this impact.  Our focus remains on managing those elements of our business we can control.  The corporate restructuring initiatives in the quarter are reducing our cost base and realigning our organization to improve execution.  We have started the process of realigning our manufacturing footprint.  Our portfolio reshaping continues with the important step of divesting the EPDM business completed in June.  These actions are critical steps towards our goal of becoming a leaner, more focused enterprise.

“The focus on cost and effectiveness will remain our highest priority in the coming quarters.  Despite raw material cost pressures, the third and fourth quarters are expected to provide us with the first consecutive year-on-year positive comparisons in many quarters.”

Second Quarter 2007 Business Segment Highlights

•                  Polymer Additives revenues were up 8% compared to the second quarter of 2006 despite some weakness in the electronics and building and construction industries.  Non-GAAP operating income of $39 million was down from the second quarter of 2006 but was up again sequentially.  Compared to the first quarter of 2007 non-GAAP operating income increased by 23% on a 7% increase in revenues as the Company continued its initiatives to improve the performance of certain of its polymer additive product lines.  The improvement in the quarter was made despite the impact of continuing increases in raw material input costs, particularly tin and tallow.

•                  Performance Specialties revenues were up 35% compared to the second quarter of 2006 and operating income was up 24%.  The Kaufman acquisition contributed approximately $49 million or 29% to the growth in revenues.

•                  Consumer Products revenues were approximately the same as the second quarter of 2006 but operating income was up 20%.  Revenues exceeded prior years in April and May, but softened in late June with consumer demand slowing as the month progressed.  Demand in July is tracking with our expectations.

•                  Crop Protection revenues were up 14% compared to the second quarter of 2006, primarily due to strong North American sales.  Operating income was up 24% despite recording a provision for doubtful accounts from prior growing seasons in Latin America of $5 million.  The bad debt provision in the second quarter of 2006 was $2 million.

Second Quarter 2007 Significant Transactions and Events

•                  During the second quarter of 2007, Chemtura initiated a company-wide restructuring plan in order to improve performance and accelerate growth.  This plan includes the realignment of its business segments, streamlining of the organization, reevaluation of its manufacturing footprint and the redirection of efforts to focus on end-use markets.  The Company has approved locations described below for closure or sale and is continuing to evaluate further rationalization of its manufacturing footprint.  As of June 30, 2007, the Company identified approximately 600 position reductions and recorded a second quarter pre-tax charge for severance of $20 million related to these actions.

•                  On June 4, 2007, the Company formally announced its plan to close the antioxidant facilities at Pedrengo and Ravenna, Italy, and two intermediate chemical product lines at Catenoy, France.  The actions, which are in addition to the restructuring plan mentioned above, impact approximately 190 employees.  As a result of this plan, the Company recorded pre-tax charges of $32 million in the quarter ($5 million severance; $21 million additional depreciation expense; $2 million accelerated asset retirement obligations; and a $4 million asset impairment charge).

•                  On June 26, 2007, the Company announced a change in its segment presentation, and has included the revised presentation in this release.

•                  On June 29, 2007, the Company completed the sale of its EPDM business, the Celogen® foaming agents product line related to rubber chemicals, and its Geismar, Louisiana facility to Lion Copolymer, LLC, for cash proceeds of $137 million, plus $16 million in promissory notes.  The Company reported a net of tax gain of $10 million ($25 million related to the sale of the EPDM business in discontinued operations and a loss of $15 million related to the sale of foaming agents in continuing operations).  The Company utilized the cash proceeds to reduce debt incurred in the first quarter of 2007 for the purchase of Kaufman, repaying its revolver in full during the quarter.  The Company continues to explore the sale of its remaining rubber chemicals product lines.

•                  On July 27, 2007 the Company announced that it will not renew the lease on its Oakville, Ontario facility, that it is exploring strategic options for Oakville and that it will consolidate certain of Oakville’s operations into other facilities.  The Company also announced its plan to consolidate its Scarborough, Ontario facility into its West Hill, Ontario plant and to sell surplus land and office buildings at the West Hill facility.

•                  On July 31, 2007, the Company completed the sale of its organic peroxide business located in Marshall, Texas.  As a result, the Company recorded a charge of $4 million.

•                  As of January 1, 2007, the Company’s worldwide employees approximated 6,380 (proforma for its Kaufman acquisition in the first quarter of 2007).  The number of employees was reduced to approximately 6,210 as of March 31, 2007 and further declined to approximately 5,740 as of June 30, 2007 reflecting the initial impact of the Company’s restructuring activities, the divestitures in the second quarter of 2007 and natural attrition.  The number of employees was further reduced to 5,610 as of July 31, 2007 due to the sale of the organic peroxides business and restructuring actions.  As of July 31, 2007, this represents a 12% reduction from the first of the year.  Additional employment reductions are anticipated as the Company completes its announced restructuring actions.

Second Quarter Results

•                  Second quarter 2007 net sales of $1,059 million were 9 percent above the $971 million reported in the second quarter of 2006.  $49 million of the increase came from the purchase of Kaufman, $26 million from increases in sales volume of the existing businesses and $13 million from favorable foreign currency translation.

•                  Gross profit increased $8 million in the second quarter of 2007 as compared with the same quarter last year.  The margin increase is primarily due to a $10 million benefit from increased sales volume and changes in product mix, $8 million from the Kaufman acquisition, $2 million of favorable foreign currency translation and other increases of $16 million.  These increases were partially offset by $24 million of higher raw material and energy costs and an increase of $4 million in accelerated asset retirement obligations.

•                  Operating profit reflected an increase of $25 million in facility closures, severance and related costs, $19 million increase in costs related to the change in the useful life of property, plant and equipment, $15 million due to a loss on sale of the foaming agents product line and $10 million increase in corporate expenses (including the impact of higher legal expenses in 2007 and of certain credits recorded in the second quarter of 2006), a $3 million quarter-over-quarter increase in provision for Latin American doubtful accounts related to the Crop Protection business and other costs of $9 million, offset by a $14 million decrease in antitrust costs and a reduction of $5 million in merger costs.  Additionally in 2006, the Company reported a loss of $12 million related to the sale of the Industrial Water Additives business.

•                  The loss from continuing operations for the second quarter of 2007 was $30 million, or $0.12 per share, compared with a loss of $3 million, or $0.02 per share, for the second quarter of 2006.  The decrease primarily reflects the $42 million decline in operating profit discussed above, a $2 million increase in income tax expense and other cost increases of $9 million, offset by $6 million in lower interest expense.  Additionally, in 2006 the Company reported a $20 million loss on early extinguishment of debt.

•                  The higher GAAP income tax provision rate reflects the impact of the valuation allowance provided against the benefit of domestic tax losses.

•                  Discontinued operations in 2007 reflect the gain of $25 million (net of $13 million of tax) and earnings of $3 million (net of $2 million of tax) related to the sale of the EPDM business.  Discontinued operations for the second quarter of 2006 reflect earnings from the EPDM business of $4 million (net of $2 million of tax) and reflect the cost of certain restructuring actions taken in anticipation of the sale.

Second Quarter Non-GAAP Results

•                  On a non-GAAP basis, second quarter 2007 operating profit was $93 million as compared with second quarter 2006 non-GAAP operating profit of $102 million.

•                  Non-GAAP earnings from continuing operations in 2007 and 2006 excludes charges of $70 million and $49 million, respectively, primarily related to facility closures, severance and related costs, antitrust costs, losses on sales of businesses, additional depreciation and a loss on early extinguishment of debt.  The amounts associated with these charges are detailed on page 13 of this release.

•                  The non-GAAP effective tax rate of 38% reflects some higher taxes related to the divested businesses.

•                  Non-GAAP earnings from discontinued operations for the second quarter of 2007 and 2006 include earnings from the EPDM business of $3 million and $4 million, respectively.

Second Quarter Earnings Q&A Teleconference

Copies of this release as well as informational slides will be available on the Investor Relations section of the Company’s website at www.chemtura.com.  The Company will host a teleconference to review these results on Friday, August 3, at 9:00 a.m. EDT.  Interested parties are asked to dial in approximately 10 minutes prior to the start time at (913) 981-5581.  Replay of the call will be available for two weeks starting at 12:00 p.m. EDT on August 3.  To access the replay, call (719) 457-0820 and enter access code 6534768.

Live Internet access to the 2007 second quarter conference call will be available through the Investor Relations section of the Company’s website.  If you need further information pertaining to the call, please contact Ann Marie Biondo at (203) 573-2929.

Chemtura Corporation, with 2006 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Additional information concerning Chemtura is available at www.chemtura.com.

###

Non-GAAP Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP).  These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company.  Excluded items include facility closures, severance and related costs, antitrust costs, Merger costs, increased depreciation due to the change in useful life of assets, unusual and non-recurring settlements, and the accelerated recognition of asset retirement obligations. In addition to the non-GAAP financial measures discussed above, the Company has applied a non-GAAP effective income tax rate to our non-GAAP income before taxes. This rate incorporates an assumed mix of foreign earnings and taxes, permanent book-tax differences, various tax planning strategies and other assumptions. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.  The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends.  In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations.  While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP.   In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries.

Forward-Looking Statement

This document includes forward-looking statements.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•                  General economic conditions.

•                  Significant international operations and interests.

•                  The ability to obtain increases in selling prices to offset increases in raw material and energy costs.

•                  The ability to retain sales volumes in the event of increasing selling prices.

•                  The ability to absorb fixed cost overhead in the event of lower volumes.

•                  Pension and other post-retirement benefit plan assumptions.

•                  The ability to continue to recover lost volume in our antioxidants products or execute other portions of the recovery plan for other businesses within Polymer Additives.

•                  The ability to sustain profitability in our Crop Protection business due to new generic competition, or the failure to secure new products and technology.

•                  The ability to sell methyl bromide due to regulatory restrictions.

•                  Energy and raw material prices, availability and quality.

•                  Production capacity.

•                  Changes in interest rates and foreign currency exchange rates.

•                  Changes in technology, market demand and customer requirements.

•                  The enactment of more stringent environmental laws and regulations.

•                  The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives.

•                  The ability to successfully execute our portfolio divestiture plan.

•                  The ability to reduce our indebtedness levels.

•                  The ability to recover our deferred tax assets.

•                  The ability to remain compliant with our debt covenants or obtain necessary waivers.

•                  Other risks and uncertainties detailed in Item 1A.Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information.  The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$1,059	$971	$1,968	$1,842

Cost of products sold	793	713	1,488	1,349
Selling, general and administrative	114	98	217	199
Depreciation and amortization	71	44	134	94
Research and development	15	18	32	32
Facility closures, severance and related costs	22	(3)	25	(3)
Antitrust costs	18	32	30	45
Merger costs	—	5	—	15
Loss on sale of businesses, net	15	12	15	12
Impairment of long-lived assets	7	6	7	6
Equity income	(1)	(1)	(1)	(1)

Operating profit	5	47	21	94
Interest expense	23	29	46	58
Loss on early extinguishment of debt	—	20	—	20
Other expense (income), net	6	(3)	5	(2)

(Loss) earnings from continuing operations before income taxes	(24)	1	(30)	18
Income tax expense	6	4	18	10

(Loss) earnings from continuing operations	(30)	(3)	(48)	8
Earnings from discontinued operations	3	4	6	6
Gain on sale of discontinued operations	25	—	27	—

Net (loss) earnings	$(2)	$1	$(15)	$14

Basic (loss) earnings per common share:
(Loss) earnings from continuing operations	$(0.12)	$(0.02)	$(0.20)	$0.03
Earnings from discontinued operations	0.01	0.02	0.03	0.03
Gain on sale of discontinued operations	0.10	—	0.11	—
Net (loss) earnings	$(0.01)	$—	$(0.06)	$0.06

Diluted (loss) earnings per common share:
(Loss) earnings from continuing operations	$(0.12)	$(0.02)	$(0.20)	$0.03
Earnings from discontinued operations	0.01	0.02	0.03	0.03
Gain on sale of discontinued operations	0.10	—	0.11	—
Net (loss) earnings	$(0.01)	$—	$(0.06)	$0.06

Weighted average shares outstanding - basic	241.4	240.5	241.2	240.3

Weighted average shares outstanding - diluted	241.4	240.5	241.2	241.3

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions of dollars)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$76	$95
Accounts receivable (a)	453	342
Inventories	684	660
Other current assets	214	288
Total current assets	1,427	1,385

NON-CURRENT ASSETS
Property, plant and equipment, net	1,077	1,147
Cost in excess of acquired net assets	1,261	1,177
Intangible assets, net	596	551
Other assets	134	139

	$4,495	$4,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$81	$48
Accounts payable	337	285
Accrued expenses (b)	394	461
Income taxes payable	30	94
Total current liabilities	842	888

NON-CURRENT LIABILITIES
Long-term debt	1,062	1,063
Pension and post-retirement health care liabilities	437	440
Other liabilities (c)	430	329

STOCKHOLDERS’ EQUITY
Common stock	3	3
Additional paid-in capital	3,019	3,005
Accumulated deficit	(1,167)	(1,128)
Accumulated other comprehensive loss	36	(34)
Treasury stock at cost	(167)	(167)
Total stockholders’ equity	1,724	1,679

	$4,495	$4,399

(a)

The increase in accounts receivable is primarily due to the seasonality of business in the Consumer Products and Crop Protection businesses, improved sales volume and increased pricing in the Polymer Additives business and the acquisition of Kaufman in 2007. Also, included in the Accounts Receivable balance is the sale of receivables under the Company’s accounts receivable securitization programs of $306 million and $279 million at June 30, 2007 and December 31, 2006, respectively.

(b)	The decrease in accrued expenses is primarily due to antitrust payments made in February 2007.

(c)

The increase in other liabilities is primarily due to an increase in non-current deferred tax liabilities. The increase in the non-current deferred tax liabilities is primarily due to the acquisition of Kaufman and due to the utilization of net operating losses and foreign tax credits.

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions of dollars)

	Six Months Ended June 30,
Increase (decrease) to cash	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(15)	$14
Adjustments to reconcile net (loss) earnings to net cash provided by operations:
Loss on sale of businesses, net	15	12
Gain on sale of discontinued operations	(27)	—
Impairment of long-lived assets	7	6
Loss on early extinguishment of debt	—	20
Depreciation and amortization	138	97
Stock-based compensation expense	5	7
Equity income	(1)	(3)
Changes in assets and liabilities, net:	(75)	18
Net cash provided by operations	47	171

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	132	117
Payments for acquisitions, net of cash acquired	(164)	(7)
Merger transaction costs paid	—	(8)
Capital expenditures	(46)	(48)
Net cash (used in) provided by investing activities	(78)	54

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on credit facility, net	—	(389)
Proceeds from long term borrowings	—	497
Payments on long term borrowings	—	(165)
Proceeds from (payments on) short term borrowings	31	(48)
Premium paid on early extinguishment of debt	—	(16)
Payments for debt issuance costs	—	(5)
Dividends paid	(24)	(24)
Repayment of life insurance policy loan	—	(10)
Proceeds from exercise of stock options	4	3
Other financing activities	—	(2)
Net cash provided by (used in) financing activities	11	(159)

CASH
Effect of exchange rates on cash and cash equivalents	1	4

Change in cash and cash equivalents	(19)	70
Cash and cash equivalents at beginning of period	95	139

Cash and cash equivalents at end of period	$76	$209

CHEMTURA CORPORATION

Segment Net Sales and Operating Profit (Unaudited)

(In millions of dollars)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
NET SALES

Polymer Additives	$475	$439	$919	$862
Performance Specialties	232	171	443	343
Consumer Products	201	204	317	318
Crop Protection	97	86	178	164
Other	54	71	111	155
Total Net Sales	$1,059	$971	$1,968	$1,842

OPERATING PROFIT

Polymer Additives	$38	$50	$69	$89
Performance Specialties	34	28	68	59
Consumer Products	41	35	42	47
Crop Protection	20	16	41	36
Other	—	5	1	9
	133	134	221	240

General corporate expense, including amortization	(44)	(32)	(87)	(65)
Change in useful life of property, plant and equipment	(22)	(3)	(36)	(6)
Facility closures, severance and related costs	(22)	3	(25)	3
Antitrust costs	(18)	(32)	(30)	(45)
Merger costs	—	(5)	—	(15)
Loss on sale of businesses, net	(15)	(12)	(15)	(12)
Impairment of long-lived assets	(7)	(6)	(7)	(6)
Total Operating Profit	$5	$47	$21	$94

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter and Six Months ended June 30, 2007 versus 2006

(In millions of dollars)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter Ended June 30,		Six Months Ended June 30,
	Net Sales	Pre-tax Earnings (Loss) from Continuing Operations	Net Sales	Pre-tax Earnings (Loss) from Continuing Operations

2006	$971	$1	$1,842	$18

2006 Change in useful life of property, plant and equipment	—	3	—	6
2006 Favorable settlement of contractual matter	—	—	—	(4)
2006 Facility closures, severance and related costs	—	(3)	—	(3)
2006 Antitrust costs	—	32	—	45
2006 Merger expense	—	5	—	15
2006 Loss on sale of Industrial Water	—	12	—	12
2006 Asset Impairment	—	6	—	6
2006 Loss on early extinguishment of debt	—	20	—	20
2006 Interest income on tax settlement	—	(4)	—	(4)
	971	72	1,842	111

Higher selling prices	2	2	12	12
Increased unit volume	26	10	15	8
Foreign currency impact	13	2	28	1
Industrial Water Additives divested business	(2)	—	(13)	(2)
Kaufman acquisition	49	5	82	6
Manufacturing variances net of cost savings	—	(3)	—	(1)
Higher raw materials/energy costs	—	(24)	—	(51)
Higher A/R securitization fees	—	(1)	—	(4)
Lower interest expense	—	6	—	12
Other	—	(5)	2	(2)
	1,059	64	1,968	90

2007 Change in useful life of property, plant and equipment	—	(22)	—	(36)
2007 Accelerated recognition of asset retirement obligation	—	(4)	—	(7)
2007 Facility closures, severance and related costs	—	(22)	—	(25)
2007 Antitrust costs	—	(18)	—	(30)
2007 Merger expense	—	—	—	—
2007 Loss on sale of businesses, net	—	(15)	—	(15)
2007 Asset Impairment	—	(7)	—	(7)
2007	$1,059	$(24)	$1,968	$(30)

CHEMTURA CORPORATION

Non-GAAP Consolidated Statement of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended June 30, 2007			Quarter Ended June 30, 2006
		Non-GAAP			Non-GAAP
	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP

Net sales	$1,059	$—	$1,059	$971	$—	$971

Cost of products sold	793	(4)	789	713	—	713
Selling, general and administrative	114	—	114	98	—	98
Depreciation and amortization	71	(22)	49	44	(3)	41
Research and development	15	—	15	18	—	18
Facility closures, severance and related costs	22	(22)	—	(3)	3	—
Antitrust costs	18	(18)	—	32	(32)	—
Merger costs	—	—	—	5	(5)	—
Loss on sale of businesses, net	15	(15)	—	12	(12)	—
Impairment of long-lived assets	7	(7)	—	6	(6)	—
Equity income	(1)	—	(1)	(1)	—	(1)

Operating profit	5	88	93	47	55	102
Interest expense	23	—	23	29	—	29
Loss on early extinguishment of debt	—	—	—	20	(20)	—
Other expense (income), net	6	—	6	(3)	4	1

(Loss) earnings from continuing operations before income taxes	(24)	88	64	1	71	72
Income tax (benefit) expense	6	18	24	4	22	26

(Loss) earnings from continuing operations	(30)	70	40	(3)	49	46
Earnings from discontinued operations	3	—	3	4	—	4
Gain on sale of discontinued operations	25	(25)	—	—	—	—

Net earnings	$(2)	$45	$43	$1	$49	$50

Diluted earnings from continuing operations			$0.17			$0.19
Diluted earnings from discontinued operations			0.01			0.02
Diluted net earnings			$0.18			$0.21

Diluted weighted average shares outstanding			242.2			241.3

	Quarter	Quarter
	Ended	Ended
Non-GAAP Adjustments consist of the following:	June 30, 2007	June 30, 2006

Change in useful life of property, plant and equipment	$22	$3
Accelerated recognition of asset retirement obligation	4	—
Facility closures, severance and related costs	22	(3)
Antitrust costs	18	32
Merger costs	—	5
Loss on sale of businesses, net	15	12
Asset Impairment	7	6
Loss on early extinguishment of debt	—	20
Interest income on tax settlement	—	(4)
Pre-Tax	88	71

Adjustment to apply a non-GAAP effective tax rate	18	22
After-Tax	70	49

Gain on sale of discontinued operations	(25)	—
Net Earnings	$45	$49

CHEMTURA CORPORATION

Non-GAAP Consolidated Statement of Operations (Unaudited)

(In millions, except per share data)

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
		Non-GAAP			Non-GAAP
	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP

Net sales	$1,968	$—	$1,968	$1,842	$—	$1,842

Cost of products sold	1,488	(7)	1,481	1,349	—	1,349
Selling, general and administrative	217	—	217	199	4	203
Depreciation and amortization	134	(36)	98	94	(6)	88
Research and development	32	—	32	32	—	32
Facility closures, severance and related costs	25	(25)	—	(3)	3	—
Antitrust costs	30	(30)	—	45	(45)	—
Merger costs	—	—	—	15	(15)	—
Loss on sale of businesses, net	15	(15)	—	12	(12)	—
Impairment of long-lived assets	7	(7)	—	6	(6)	—
Equity income	(1)	—	(1)	(1)	—	(1)

Operating profit	21	120	141	94	77	171
Interest expense	46	—	46	58	—	58
Loss on early extinguishment of debt	—	—	—	20	(20)	—
Other (income) expense, net	5	—	5	(2)	4	2

(Loss) earnings from continuing operations before income taxes	(30)	120	90	18	93	111
Income tax (benefit) expense	18	15	33	10	30	40

(Loss) earnings from continuing operations	(48)	105	57	8	63	71
Earnings from discontinued operations	6	—	6	6	—	6
Gain on sale of discontinued operations	27	(27)	—	—	—	—

Net (loss) earnings	$(15)	$78	$63	$14	$63	$77

Diluted earnings from continuing operations			$0.24			$0.29
Diluted earnings from discontinued operations			0.02			0.03
Diluted net earnings			$0.26			$0.32

Diluted weighted average shares outstanding			242.2			241.3

	Six Months	Six Months
	Ended	Ended
Non-GAAP Adjustments consist of the following:	June 30, 2007	June 30, 2006

Change in useful life of property, plant and equipment	$36	$6
Accelerated recognition of asset retirement obligation	7	—
Favorable settlement on contractual matter	—	(4)
Facility closures, severance and related costs	25	(3)
Antitrust costs	30	45
Merger costs	—	15
Loss on sale of businesses, net	15	12
Asset Impairment	7	6
Loss on early extinguishment of debt	—	20
Interest income on tax settlement	—	(4)
Pre-Tax	120	93

Adjustment to apply a non-GAAP effective tax rate	15	30
After-Tax	105	63

Gain on sale of discontinued operations	(27)	—
Net Earnings	$78	$63

CHEMTURA CORPORATION

Non-GAAP Segment Net Sales and Operating Profit (Unaudited)

(In millions of dollars)

	Quarter Ended June 30, 2007			Quarter Ended June 30, 2006
		Non-GAAP			Non-GAAP
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
NET SALES

Polymer Additives	$475	$—	$475	$439	$—	$439
Performance Specialties	232	—	232	171	—	171
Consumer Products	201	—	201	204	—	204
Crop Protection	97	—	97	86	—	86
Other	54	—	54	71	—	71
Total Net Sales	$1,059	$—	$1,059	$971	$—	$971

OPERATING PROFIT

Polymer Additives	$38	$1	$39	$50	$—	$50
Performance Specialties	34	—	34	28	—	28
Consumer Products	41	—	41	35	—	35
Crop Protection	20	—	20	16	—	16
Other	—	1	1	5	—	5
	133	2	135	134	—	134

General corporate expense, including amortization	(44)	2	(42)	(32)	—	(32)
Change in useful life of property, plant and equipment	(22)	22	—	(3)	3	—
Facility closures, severance and related cost	(22)	22	—	3	(3)	—
Antitrust costs	(18)	18	—	(32)	32	—
Merger costs	—	—	—	(5)	5	—
Loss on sale of businesses, net	(15)	15	—	(12)	12	—
Impairment of long-lived assets	(7)	7	—	(6)	6	—

Total operating profit	$5	$88	$93	$47	$55	$102

Non-GAAP Adjustments consist of the following:	Quarter Ended June 30, 2007	Quarter Ended June 30, 2006
Change in useful life of property, plant and equipment	$22	$3
Accelerated recognition of asset retirement obligation	4	—
Facility closures, severance and related costs	22	(3)
Antitrust costs	18	32
Merger costs	—	5
Loss on sale of businesses, net	15	12
Asset Impairment	7	6
	$88	$55

CHEMTURA CORPORATION

Non-GAAP Segment Net Sales and Operating Profit (Unaudited)

(In millions of dollars)

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
		Non-GAAP			Non-GAAP
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
NET SALES

Polymer Additives	$919	$—	$919	$862	$—	$862
Performance Specialties	443	—	443	343	—	343
Consumer Products	317	—	317	318	—	318
Crop Protection	178	—	178	164	—	164
Other	111	—	111	155	—	155
Total Net Sales	$1,968	$—	$1,968	$1,842	$—	$1,842

OPERATING PROFIT

Polymer Additives	$69	$1	$70	$89	$—	$89
Performance Specialties	68	—	68	59	—	59
Consumer Products	42	—	42	47	—	47
Crop Protection	41	—	41	36	—	36
Other	1	4	5	9	—	9
	221	5	226	240	—	240

General corporate expense, including amortization	(87)	2	(85)	(65)	(4)	(69)
Change in useful life of property, plant and equipment	(36)	36	—	(6)	6	—
Facility closures, severance and related cost	(25)	25	—	3	(3)	—
Antitrust costs	(30)	30	—	(45)	45	—
Merger costs	—	—	—	(15)	15	—
Loss on sale of businesses, net	(15)	15	—	(12)	12	—
Impairment of long-lived assets	(7)	7	—	(6)	6	—

Total operating profit	$21	$120	$141	$94	$77	$171

Non-GAAP Adjustments consist of the following:	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Change in useful life of property, plant and equipment	$36	$6
Accelerated recognition of asset retirement obligation	7	—
Favorable settlement on contractual matter	—	(4)
Facility closures, severance and related costs	25	(3)
Antitrust costs	30	45
Merger costs	—	15
Loss on sale of businesses, net	15	12
Asset Impairment	7	6
	$120	$77